Exhibit 99.1

Contacts:
Ligand Pharmaceuticals Incorporated	LHA
John L. Higgins, President and CEO	Don Markley
Jennifer Capuzelo, Investor Relations	dmarkley@lhai.com
(858) 550-7584	(310) 691-7100

Ligand Pharmaceuticals to Restate Previous Financial Statements

SAN DIEGO (November 5, 2012) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today announced plans to restate financial statements for 2011 and the first two quarters of 2012.

Ligand’s Audit Committee, in consultation with management has determined that previously issued audited consolidated financial statements included in Ligand’s Form 10-K for the year ended December 31, 2011, as well as the unaudited consolidated financial statements included in Ligand’s Forms 10-Q for each of the periods ended March 31, 2012 and June 30, 2012, should be restated due to errors in calculating fair value of the contingent liability in connection with Ligand’s acquisition of CyDex Pharmaceuticals, Inc. (CyDex) on January 24, 2011. The errors were associated with the Captisol-enabled® clopidogrel program licensed to The Medicines Company (MedCo), in particular with respect to assumptions for the calculation of the fair value of the contingent liability related to what Ligand potentially owes Prism Pharmaceuticals (now Baxter International) and CyDex Contingent Value Rights holders out of the total proceeds due from MedCo. The initial valuation and subsequent mark-to-market adjustments are non-cash accounting estimates based on the probability of various future conditions being met.

Ligand’s management believes the initial fair value of the contingent liability was overstated by an estimated $1.6 million resulting in an initial overstatement of goodwill and other intangible assets by $2.0 million, an overstatement of deferred tax liability of $0.7 million and an understatement of income tax benefit of $0.4 million. Additionally, as changes in the estimated fair value of the contingent liability are recorded as non-cash adjustments in Ligand’s statements of operations, management believes the decrease (increase) in contingent liabilities and income tax benefit were understated by an aggregate of $0.6 million and $0.4 million, respectively, for the year ended December 31, 2011 and an aggregate of $0.5 million and $0, respectively, for the six months ended June 30, 2012.

Ligand will file its Form 10-Q for the third quarter of 2012 with finalized third quarter and year-to-date 2012 results, as well as its restated financial statements and amendments to prior reports for each of these periods with the Securities and Exchange Commission as soon as is practicable. The impact on prior-period net income and earnings per share will be available in these filings. Ligand plans to file the Form 10-Q for the third quarter of 2012 immediately after the restated prior annual and quarterly filings are amended.

Today, Ligand announced preliminary third quarter 2012 financial results. Ligand believes that revenue and operating expenses will not be impacted by the restatements. Nonetheless, in light of these restatements, investors should rely on Ligand’s forthcoming restated financial statements and other financial information rather than previously filed financial statements and other financial information.

About Ligand Pharmaceuticals

Ligand is a biopharmaceutical company that develops and acquires assets it believes will generate royalty revenues and, under its lean corporate cost structure, produce sustainable profitability. Ligand has a diverse asset portfolio addressing the unmet medical needs of patients for a broad spectrum of diseases including thrombocytopenia, multiple myeloma, diabetes, hepatitis, muscle wasting, dyslipidemia, anemia, and osteoporosis. Ligand’s Captisol platform technology is a patent protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Ligand has established alliances with the world’s leading pharmaceutical companies including GlaxoSmithKline, Merck, Pfizer, Eli Lilly & Company, Baxter International, Bristol-Myers Squibb, Celgene, Onyx Pharmaceuticals, Lundbeck Inc. and The Medicines Company, among others. Please visit www.captisol.com for more information on Captisol. For more information on Ligand, please visit www.ligand.com.

Follow Ligand on Twitter @Ligand_LGND.

Forward-Looking Statements

This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand’s judgment as of the date of this release. Actual events or results may differ from Ligand’s expectations. For example, we may not be profitable or cash-flow positive before the end of 2012, we may not receive expected revenue from material sales of Captisol, we may not be able to effectively integrate CyDex’s business into our current business, expected royalties on partnered products or from research and development milestones may not be received, and we and our partners may not be able to timely or successfully advance any product(s) in Ligand’s internal or partnered pipeline. In addition, there can be no assurance that Ligand will achieve its guidance for 2012 or beyond, that Ligand will deliver strong cash flow over the long-term, that Ligand will realize the expected benefits of the acquisition of CyDex, that Ligand’s 2012 revenues will be at the levels or be broken down as currently anticipated or that Captisol sales will be sufficiently strong, that Ligand will be able to create future revenues and cash flows by developing innovative therapeutics, that results of any clinical study will be timely, favorable or confirmed by later studies, that products under development by Ligand or its partners will receive regulatory approval, or that there will be a market for the product(s) if successfully developed and approved. Also, Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Ligand’s ability to obtain regulatory approval. Further, unexpected adverse side effects or inadequate therapeutic efficacy of Ligand’s product(s) could delay or prevent regulatory approval or commercialization. Ligand may also have indemnification obligations to King Pharmaceuticals or Eisai in connection with the sales of the Avinza and oncology product lines. In addition, Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand’s stock price. Additional information concerning these and other risk factors affecting Ligand’s business can be found in prior press releases available via www.ligand.com as well as in Ligand’s public periodic filings with the Securities and Exchange Commission at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Such statements may include but are not limited to statements concerning amendments to Ligand’s previously filed Annual or Quarterly Reports, information included in Ligand’s financial statements, and the intended filing date of Ligand’s Quarterly Report on Form 10-Q. The potential risks and uncertainties associated with these forward-looking statements include risks related to Ligand’s internal controls, its compliance with regulations, accounting principles and public disclosure, and other risks and uncertainties described in its public filings with the Securities and Exchange Commission, available at www.sec.gov. Ligand assumes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date of this report.

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